Exhibit 10.1

ALLEGIANCE BANCSHARES, INC.

CHANGE IN CONTROL SEVERANCE PLAN

Allegiance Bancshares, Inc. (the “Company”) hereby adopts the Allegiance Bancshares, Inc. Change in Control Severance Plan (the “Plan”), effective as of January 30, 2020 (the “Effective Date”), for the benefit of certain key employees of the Company Group (defined below), on the terms and conditions hereinafter stated.  The Plan, as set forth herein, is intended to help retain qualified employees, maintain a stable work environment and provide economic security to eligible employees in the event of certain terminations of employment in connection with a Change in Control (defined below).  The Plan is intended to be an unfunded “top hat” welfare benefit plan under ERISA.

SECTION 1.DEFINITIONS.  As hereinafter used:

1.1“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.  An entity shall be deemed an Affiliate for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

1.2“Base Salary” means the Eligible Employee’s annual base salary in effect immediately preceding the Eligible Employee’s Qualifying Termination or, if greater, in effect immediately preceding the consummation of a Change in Control; provided, however, that if the Eligible Employee’s Qualifying Termination occurs prior to consummation of a Change in Control, “Base Salary” shall mean the Eligible Employee’s annual base salary in effect immediately preceding the date of such termination. “Base Salary” shall be determined without taking into account any reductions made without the Eligible Employee’s consent, and without taking into account any reduction for any employee-elected salary reduction contributions made to a qualified cash or deferred arrangement (within the meaning of Section 401(k) of the Code) or for the purchase of benefits pursuant to a cafeteria plan (within the meaning of Section 125(d) of the Code) maintained by a member of the Company Group.

1.3“Board” means the Board of Directors of the Company.

1.4“Cause” shall have the meaning of “Cause” as defined in the Company’s 2019 Amended and Restated Stock Awards and Incentive Plan, as the same may be amended and continue in effect from time to time hereafter.

1.5“Change in Control” shall have the meaning of “Change in Control” as defined in the Company’s 2019 Amended and Restated Stock Awards and Incentive Plan, as the same may be amended and continue in effect from time to time hereafter; provided, however, that any such amendment to such definition that would result in a violation of Section 409A of the Code (“Section 409A”) with respect to the benefits provided under this Plan shall be disregarded for purposes of this Plan.  Notwithstanding anything herein to the contrary, and only to the extent that a payment hereunder is subject to Section 409A and would not otherwise comply with Section 409A, the term “Change in Control” herein shall mean a transaction or series of transactions that constitutes a “Change in Control” (as defined above) and a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).

1.6“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

1.7“Company” means Allegiance Bancshares, Inc. or any successor thereto.

1.8“Company Group” means the Company and its Subsidiaries.

1.9“Compensation Committee” means the Compensation Committee of the Board.

1.10“Confidential Information” means any and all of the following: trade secrets concerning the business and affairs of the Company Group or its Affiliates, product specifications, data, know-how, processes, graphs, inventions and ideas, past, current, and planned research and development, current and planned distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code, machine code and source code), computer software and database technologies, systems, structures, and architecture (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, and methods), information concerning the business and affairs of the Company Group and its Affiliates (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, policies and procedures, personnel training techniques and materials, however documented), and notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company Group and its Affiliates containing or based, in whole or in part, on any information included in the foregoing.  The Eligible Employee acknowledges and agrees that Confidential Information includes any such information that the Eligible Employee may originate, learn, have access to or obtain, whether in tangible form or memorized.  Notwithstanding the foregoing, Confidential Information shall not include any information that the Eligible Employee demonstrates was or became generally available to the public other than as a result of a disclosure of such information by the Eligible Employee or any other person under a duty to keep such information confidential.

1.11“Disability” means an Eligible Employee is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which the Eligible Employee participates.

1.12“Effective Date” means January 30, 2020.

1.13“Effective Period” means the period commencing three (3) months prior to the consummation of a Change in Control and ending eighteen (18) months following consummation of such Change in Control.

1.14“Eligible Employee” means any employee of the Company Group who is designated as a participant in the Plan by the Plan Administrator (as set forth on Exhibit A hereto, as may be amended from time to time).  Eligible Employees shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301, and 404 of ERISA.

1.15“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.16“Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.17“Excise Tax” means the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax.

1.18“Good Reason” shall have the meaning set forth in the employment agreement between the Eligible Employee and a member of the Company Group (if any); provided that if no such employment agreement exists, then Good Reason shall mean the occurrence of any of the following events:  (i) a material adverse change, not consented to by the Eligible Employee, in the nature or scope of the Eligible Employee’s responsibilities, authorities or duties; (ii) a material involuntary reduction in the Eligible Employee’s base compensation; or (iii) the relocation, without the Eligible Employee’s consent, of the Eligible Employee’s principal place of employment to another location of the Company Group outside of a twenty five (25) mile radius from the location of the Eligible Employee’s principal place of employment immediately prior to such relocation (provided that such relocation results in an increase to the Eligible Employee’s daily commute).  Notwithstanding the foregoing, the Eligible Employee must provide written notice to the Company Group of the existence of any condition (or conditions) that the Eligible Employee believes constitutes Good Reason within ninety (90) days of the initial existence of such condition (or conditions).  Upon receipt by the Company Group of such notice, the Company Group will have thirty (30) days to remedy the condition (or conditions).  If the Company Group does not remedy the condition (or conditions) of which it received notice prior to the end of such thirty (30) day period, the Eligible Employee may terminate his or her employment after the expiration of such thirty (30) day period; provided, that such termination must occur no later than 130 days after the initial existence of the Good Reason condition in order for such termination to be a Qualifying Termination. If the Company Group remedies the condition (or conditions) of which it received notice prior to the end of such thirty (30) day period, then such condition (or conditions) shall not constitute Good Reason for purposes of the Plan.

1.19“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company Group, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company Group, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company.

1.20“Plan” means the Allegiance Bancshares, Inc. Change in Control Severance Plan, as set forth herein, and as it may be amended from time to time.

1.21“Plan Administrator” means the Compensation Committee or such other Person or Persons appointed from time to time by the Compensation Committee to administer the Plan.

1.22“Pro Rata Annual Bonus” means a pro rata bonus equal to the amount of the applicable Eligible Employee’s target bonus under the Company’s Annual Incentive Program for the year in which the Eligible Employee’s Qualifying Termination occurs, based on the Compensation Committee’s assessment of performance as of such date of termination, multiplied by a fraction, the numerator of which is the number of calendar days in such year that the Eligible Employee was employed by the Company Group and the denominator of which is three hundred sixty-five (365).

1.23“Qualifying Termination” means (i) the involuntary termination of an Eligible Employee’s employment by the Company Group, other than for Cause, death or Disability, or (ii) a termination of an Eligible Employee’s employment with the Company Group by the Eligible Employee for Good Reason.

1.24“Release” shall have the meaning set forth in Section 4.1 hereof.

1.25“Restrictive Covenants” shall mean any non-competition, non-solicitation, confidentiality or other restrictive covenants, in each case, to the extent applicable to the Eligible Employee under any written agreement between the Eligible Employee and the Company Group, or the restrictive covenants in Section 6 of the Plan.

1.26“Severance Date” means the date on which an Eligible Employee incurs a Severance Event; provided, however, that the Severance Date related to a Severance Event that occurs prior to the first occurrence of a Change in Control will be the date of the occurrence of the Change in Control for purposes of the Plan.

1.27“Severance Event” means a Qualifying Termination following the Effective Date and during the Effective Period.  Notwithstanding the foregoing, (i) a Qualifying Termination by reason of a termination of employment by an Eligible Employee for Good Reason shall constitute a Severance Event only if the initial existence of a Good Reason condition occurs during the Effective Period, and (ii) if an Eligible Employee’s Qualifying Termination for Good Reason is related to a Good Reason condition that initially exists during the Effective Period, but the termination occurs after the last day of the Effective Period, such termination shall constitute a Severance Event.

1.28“Severance Multiplier” means, for an Eligible Employee, the multiplier assigned to such Eligible Employee and set forth on Exhibit A hereto.

1.29“Subsidiary” means, with respect to the Company, as of any date of determination, any other Person as to which the Company owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person.  An entity shall be deemed a Subsidiary for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

1.30“Target Annual Bonus” means the target value of the applicable Eligible Employee’s annual bonus as established by the Compensation Committee and in effect immediately preceding the Eligible Employee’s Qualifying Termination or, if greater, in effect immediately preceding the consummation of a Change in Control; provided, however, that if an Eligible Employee’s Qualifying Termination occurs prior to consummation of a Change in Control, “Target Annual Bonus” shall mean the target value of the Eligible Employee’s annual bonus as established by the Compensation Committee and in effect as of the date of such termination.  “Target Annual Bonus” shall be determined without taking into account any reductions made without the Eligible Employee’s consent.

SECTION 2.NOTICE.  Each Eligible Employee’s employment may be terminated by either party giving sixty (60) days advance written notice of termination to the other; provided, however, that the Company may, in its sole discretion, pay sixty (60) days’ Base Salary in lieu of any such notice of termination given by the Company; and provided, further, that any termination by the Eligible Employee for Good Reason must satisfy the requirements set forth in this Plan.

SECTION 3.ACCRUED BENEFITS. Subject to Section 4.5 hereof, the Company shall pay to each Eligible Employee who incurs a termination of employment a lump sum payment in cash, as soon as practicable in accordance with the Company’s regular payroll practices and applicable law, but no later than ten (10) days after the date of such termination, equal to the sum of (i) the Eligible Employee’s accrued but unpaid Base Salary and any accrued but unused vacation time through the date of termination, and (ii) the Eligible Employee’s annual bonus earned for the fiscal year immediately preceding the year in which the date of termination occurs if such bonus has not been paid as of the date of termination.

SECTION 4.SEVERANCE BENEFITS.

4.1Generally.  Subject to Sections 4.5, 4.6 and 6 hereof, if an Eligible Employee incurs a Severance Event, the Eligible Employee shall be entitled to receive the severance payments and benefits pursuant to Sections 4.2, 4.3 and 4.4 hereof, subject to the Eligible Employee’s execution of a separation agreement and release of all claims in favor of the Company Group in the form provided to the Eligible Employee by the Company Group (a “Release”) and such Release becoming effective and irrevocable within sixty (60) days following the Severance Date (such sixty (60) day period, the “Release Execution Period”).  The benefits described in Sections 4.2 and 4.3 shall be paid in a lump sum within sixty (60) days following the Severance Date; provided, that if the Release Execution Period begins in one taxable year and ends in the subsequent taxable year, then such payment shall not occur before the first day in the second of such two taxable years. If an Eligible Employee does not execute the Release or the Release does not become effective and irrevocable within the Release Execution Period, the Eligible Employee shall not be entitled to any payments or benefits provided for in this Section 4.

4.2Cash Severance.  Subject to Sections 4.1, 4.5, 4.6 and 6 hereof, each Eligible Employee who incurs a Severance Event shall be entitled to (i) a payment equal to the product of the Eligible Employee’s Severance Multiplier times the sum of (a) the Eligible Employee’s Base Salary and (b) the Eligible Employee’s Target Annual Bonus, and (ii) a payment equal to the Eligible Employee’s Pro Rata Annual Bonus.

4.3Benefit Payment. Subject to Sections 4.1, 4.5, 4.6 and 6 hereof, in the case of each Eligible Employee who incurs a Severance Event, the Company shall pay to such Eligible Employee a cash payment equal to (i) eighteen (18) times (ii) the monthly Company Group contribution to the cost for the Eligible Employee and, where applicable, the Eligible Employee’s spouse and dependents, to participate in the Company Group’s medical, dental and vision coverage, calculated based on the Company Group’s contribution cost for such coverage for the month immediately preceding the Severance Date.

4.4Outplacement Services.  In the case of each Eligible Employee who incurs a Severance Event, the Company shall, at its sole cost and expense, provide the Eligible Employee with outplacement services with the person or entity of the Eligible Employee’s choosing from among the Company’s preferred outplacement providers suitable to the Eligible Employee’s position for a period of one year or, if earlier, until the first acceptance by the Eligible Employee of an offer of employment; provided, however, that in no event shall the value of the outplacement services provided hereunder to any Eligible Employee exceed $25,000.

4.5Effect on Other Plans, Agreements and Benefits.  Any severance benefits payable to an Eligible Employee under the Plan will be reduced by and not in addition to any severance benefits to which the Eligible Employee would otherwise be entitled under any general severance policy or severance plan maintained by any member of the Company Group (including, but not limited to, the Allegiance Bank Texas Severance Plan) or any agreement between the Eligible Employee and any member of the Company Group that provides for severance benefits (unless the policy, plan or agreement expressly provides for severance benefits to be in addition to those provided under this Plan), and any severance benefits payable to an Eligible Employee under the Plan will be reduced by any severance benefits to which the Eligible Employee is entitled by operation of a statute or government regulations.  Notwithstanding the foregoing, the benefits payable under Section 3 or Section 4 hereof shall not be reduced by the amount of notice pay or pay in lieu of notice provided for in Section 2 hereof.  Notwithstanding anything herein to the contrary, the Plan does not affect the terms of any outstanding equity or other incentive-based compensation awards, including, without limitation and without limiting the generality of this Section 4.5, under the Allegiance Bancshares, Inc. 2019 Amended and Restated Stock Awards and Incentive Plan and the Allegiance Bancshares, Inc. Annual Incentive Plan.  The treatment of any such awards will be determined in accordance with the terms of the plans under which they were granted and any applicable award agreements.

4.6Section 409A.  It is intended that payments and benefits under the Plan comply with Section 409A, to the extent subject thereto, or with an exemption thereunder, and accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments under the Plan that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral or otherwise shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under the Plan shall be treated as a separate payment.  Notwithstanding anything contained herein to the contrary, an Eligible Employee shall not be considered to have terminated employment with the Company Group for purposes of any payments under the Plan which are subject to Section 409A until the Eligible Employee has incurred a “separation from service” from the Company Group within the meaning of Section 409A.  Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that are required to comply with, and are not otherwise exempt from, Section 409A and that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six-month period immediately following the Eligible Employee’s separation from service shall instead be paid on the first business day after the date that is six (6) months following such Eligible Employee’s separation from service (or, if earlier, the Eligible Employee’s date of death) (the “Specified Employee Payment Date”).  The aggregate of any such payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Eligible Employee in a lump sum (without interest) on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.  To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to an Eligible Employee under the Plan shall be paid to the Eligible Employee on or before the last day of the year following the year in which the expense was incurred, the amount of expenses eligible for reimbursement (and in kind benefits provided to the Eligible Employee) during one calendar year may not affect amounts reimbursable or in kind benefits provided in any other calendar year, and any right to reimbursements or in-kind benefits under this Plan shall not be subject to liquidation or exchange for another benefit.  The Company Group makes no representation that any or all of the payments described in the Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment, and in no event shall the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by an Eligible Employee on account of non-compliance with Section 409A.

SECTION 5.PLAN ADMINISTRATION.

5.1The Plan Administrator shall administer the Plan and has all powers reasonably necessary to carry out its responsibilities under the Plan including (but not limited to) the sole and absolute discretionary authority to interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan.  Any reasonable determination made in good faith by the Plan Administrator in carrying out, administering or construing the Plan shall be final and binding for all purposes and upon all interested persons and their respective heirs, successors, and legal representatives.

5.2The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

5.3The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan.  The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan.  Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan.  All reasonable expenses thereof shall be borne by the Company.

5.4In no event shall the Plan Administrator be personally liable for any action, determination or interpretation made in good faith with respect to the Plan.  The Plan Administrator shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by the Plan Administrator or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan, unless arising out of the Plan Administrator’s own fraud or bad faith.  Such indemnification shall be in addition to any rights of indemnification the Plan Administrator may have as an officer or director or otherwise under the bylaws of the Company.

SECTION 6.RESTRICTIVE COVENANTS.  During the period of the Eligible Employee’s employment with the Company Group, the Company Group promises to provide, and has provided, to the Eligible Employee access to secret and confidential information, knowledge or data relating to members of the Company Group, the Company or any Affiliate, and their respective businesses, and has facilitated the Eligible Employee’s meeting and developing relationships with potential and existing suppliers, financing sources, clients, customers and employees of members of the Company Group, the Company or any Affiliate. In light of the foregoing:

6.1Nonsolicitation.  During (i) the period of the Eligible Employee’s employment with the Company Group and (ii) provided that the Eligible Employee receives the severance payments as set forth in this Plan, the one-year period following the Eligible Employee’s termination of employment with the Company Group (as applicable, period (i) individually, and as applicable, periods (i) and (ii) collectively, the “Restricted Period”), the Eligible Employee hereby agrees and covenants to each and all of the following:

(a) The Eligible Employee hereby covenants and agrees that the Eligible Employee will not, either directly, indirectly or through a subsidiary or an affiliate or other business relationship, solicit (a) any customer of the Company Group or the Company’s Affiliates that has utilized the services or products of the Company Group or the Company’s Affiliates during the twelve (12)-month period prior to the termination of the Eligible Employee’s employment with the Company Group for the purpose of causing such customer to cease doing business with the Company Group or any Company Affiliate or (b) anyone with whom the Eligible Employee had contact during the twelve (12)-month period prior to the termination of the Eligible Employee’s employment with the Company Group for purposes of selling products or services to such person that are in competition with the products or services offered or sold by the Company Group or the Company’s Affiliates.

(b) The Eligible Employee hereby agrees not to employ or otherwise engage, either directly, indirectly or through an affiliate, any employee or independent contractor of the Company Group or any of the Company’s Affiliates or any individual who was an employee or independent contractor of the Company Group or any of the Company’s Affiliates at any time during the twelve (12)-month period prior to the termination of the Eligible Employee’s employment with the Company Group with whom the Eligible Employee had contact during the Eligible Employee’s employment with the Company Group.  Further, the Eligible Employee agrees not to directly or indirectly contact in any manner any such employee or independent contractor for the purpose of encouraging such employee or independent contractor to leave or terminate his or her employment or engagement with the Company Group or the Company’s Affiliates.

(c) The Eligible Employee hereby agrees not to interfere or attempt to interfere with the relationship of the Company Group or the Company’s Affiliates with any person who at the relevant time is an employee, contractor, supplier, or customer of the Company Group or the Company’s Affiliates.

(d) The Eligible Employee acknowledges and agrees that the length and scope of the restrictions contained in this Section 6.1 are reasonable and necessary to protect the legitimate business interests of the Company Group and the Company’s Affiliates.  The duration of the agreements contained in this Section 6.1 shall be extended for the amount of any time of any violation thereof by the Eligible Employee and the time, if greater, necessary to enforce such provisions or obtain any relief or damages for such violation through the court system.  If any covenant in this Section 6.1 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope and time, and such lesser scope or time, or either of them, as an arbitrator or a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Eligible Employee.  In the event of termination of the Eligible Employee’s employment with the Company Group for any reason, the Eligible Employee consents to the Company Group communicating with the Eligible Employee’s new or potential new employer, any entity in the business or through or in connection with which the Eligible Employee is restricted hereunder, or any other party about the restrictions and obligations imposed on the Eligible Employee under the Plan.

(e) In the event the Company Group or the Company’s Affiliates shall file a lawsuit in any court of jurisdiction alleging a breach of any of the Eligible Employee’s obligations under this Section 6.1, the Restricted Period shall be tolled during any time the Eligible Employee was in breach of those obligations.

6.2Disparaging Comments.  During the period of the Eligible Employee’s employment with the Company Group and thereafter, the Eligible Employee shall not make any disparaging or defamatory comments regarding the Company Group or, after termination of his or her employment relationship with the Company Group, make any comments concerning any aspect of the termination of their relationship.  The obligations of the Eligible Employee under this Section 6.2 shall not apply to disclosures required or permitted by applicable law, regulation or order of any court or governmental agency.

6.3Confidentiality.  The Eligible Employee acknowledges that (i) the Company Group and the Company’s Affiliates have devoted substantial time, effort, and resources to develop and compile the Confidential Information; (ii) public disclosure of such Confidential Information would have an adverse effect on the business of the Company Group and the Company’s Affiliates; (iii) the Company Group and the Company’s Affiliates would not disclose such information to the Eligible Employee, nor employ or continue to employ the Eligible Employee without the agreements and covenants set forth in this Section 6.3; and (iv) the provisions of this Section 6.3 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.  In consideration of the compensation and benefits to be paid or provided to the Eligible Employee by the Company Group under the Plan, during the period of the Eligible Employee’s employment with the Company Group and thereafter, the Eligible Employee agrees and covenants as follows:

(a)The Eligible Employee will hold in strictest confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Board or as may be required by court order, law, government agencies with which the Company Group or the Company’s Affiliates deal in the ordinary course of their business, or except as otherwise expressly permitted by the terms of the Plan.  The Eligible Employee will not remove from the Company Group premises or record (regardless of the media) any Confidential Information of the Company Group or the Company’s Affiliates, except to the extent such removal or recording is necessary for the performance of the Eligible Employee’s duties.  The Eligible Employee acknowledges and agrees that all Confidential Information and physical embodiments thereof, whether or not developed by the Eligible Employee, are the exclusive property of the Company Group or the Company’s Affiliates, as the case may be.

(b)The Eligible Employee recognizes that the Company Group and the Company’s Affiliates have received and in the future will receive from third parties their confidential or proprietary information subject to a duty on their parts to maintain the confidentiality of such information and to use it only for certain limited purposes.  The Eligible Employee agrees that the Eligible Employee owes the Company Group and the Company’s Affiliates, and such third parties, at all times, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person (except as necessary in carrying out such Eligible Employee’s duties hereunder consistent with the Company Group’s agreement with such third party) or to use it for the benefit of anyone other than for the Company Group or such third party (consistent with the Company Group’s agreement with such third party) without the express written authorization of the Company Group.

(c)The Eligible Employee agrees that, upon termination of the Eligible Employee’s employment with the Company Group, the Eligible Employee will deliver to the Company Group or the Company’s Affiliates, as applicable, any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the aforementioned items belonging to the Company Group or its Affiliates.

6.4Blue Penciling.  In the event that a court of competent jurisdiction determines that any provision of Section 6 hereof or the application thereof is unenforceable in whole or in part, the Company and the Eligible Employee agree that said court, in making such determination, shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the provision in its reduced form shall be valid and enforceable to the fullest extent permitted by law.

6.5Immunity Notice.  Notwithstanding any other provision of this Plan:

(a)The Eligible Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that (i) is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding;

(b)If the Eligible Employee files a lawsuit for retaliation, the Eligible Employee may disclose the Company Group’s trade secrets to his attorney and use the trade secret information in the court proceeding if the Eligible Employee: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order; and,

(c)Nothing in this Plan prevents the Eligible Employee from communicating with government agencies as permitted by law.

SECTION 7.SECTION 280G.

7.1Notwithstanding anything in the Plan or any other plan or agreement to the contrary, in the event that any payment or benefit received or to be received by an Eligible Employee (whether pursuant to the terms of the Plan or any other plan, arrangement or agreement) (all such payments and benefits, the “Total Payments”) would not be deductible (in whole or in part) by the member of the Company Group making such payment or providing such benefits as a result of Section 280G of the Code, then,  to the extent necessary to make such portion of the Total Payments deductible, the portion of the Total Payments that do not constitute deferred compensation within the meaning of Section 409A shall first be reduced (if necessary, to zero), and all other Total Payments shall thereafter be reduced (if necessary, to zero) with cash payments being reduced before non-cash payments, and payments to be paid last being reduced first, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Eligible Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

7.2Any determination required under this Section 7 shall be made in writing in good faith by an accounting firm selected in good faith by the Company (the "Accountants"). The Company and the Eligible Employee shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7. For purposes of making the calculations and determinations required by this Section 7, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants' determinations shall be final and binding on the Company and the Eligible Employee.

SECTION 8.CLAIM AND APPEAL PROCEDURES.

8.1An individual who believes that he or she is entitled to, but has not received, benefits under the Plan (the “claimant”), or the claimant’s authorized representative, may present a claim for benefits to the Plan Administrator at the address set forth in Section 10.7(b).  All claims for benefits under the Plan shall be made in writing to the Plan Administrator within sixty (60) days of the date of the alleged occurrence giving rise to the claim, and shall state the nature of the claim, the facts supporting the claim, the amount claimed, and the address of the claimant.  The Plan Administrator shall review the claim, and if the claim is wholly or partially denied, the Plan Administrator shall, within ninety (90) days after receipt of the claim, give written or electronic notice to the claimant of the adverse benefit determination with respect to the claim (unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim, provided the extension does not exceed ninety (90) days and (i) the special circumstances causing the extension and (ii) the date by which the Plan Administrator expects to render the benefit determination are communicated to the claimant in writing within the initial ninety (90) day period).  Such notice shall be written in a manner calculated to be understood by the claimant and shall set forth (a) the specific reasons for the adverse determination, (b) references to the specific Plan provisions on which the determination is based, (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and (d) a description of the appeal procedures under the Plan and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal.

8.2If a claim is denied in whole or in part, the claimant may appeal the denial by filing a written request for review with the Plan Administrator at the address set forth in Section 10.7(b) within sixty (60) days after the notice of the adverse benefit determination has been received by the claimant.  The claimant shall be provided, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claimant’s claim.  The claimant may submit written comments, documents, records and other information relating to the claim to the Plan Administrator within the sixty (60) day period.  The review on appeal will take into account all information submitted on appeal, whether or not it was provided for in the initial benefit determination.  The Plan Administrator shall review the appeal and, within sixty (60) days after receipt of the appeal, give written or electronic notice to the claimant of the decision with respect to the appeal (unless the Plan Administrator determines that special circumstances require an extension of time for processing the appeal, provided the extension does not exceed sixty (60) days and (i) the special circumstances causing the extension and (ii) the date by which the Plan Administrator expects to render the determination on review are communicated to the claimant in writing within the initial sixty (60) day period).  The notice shall be written in a manner calculated to be understood by the claimant, and in the case of an adverse determination, such notice shall include (a) specific reasons for the adverse determination, (b) references to the specific Plan provisions on which the determination is based, and (c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim.

8.3If a claim is denied on appeal, the claimant has a right to bring an action under Section 502(a) of ERISA.  The claimant must pursue all claims and appeals procedures described above before he or she seeks any other legal recourse with respect to Plan benefits.  In addition, any lawsuit must be filed within six months from the date of the denied appeal, or two years from the claimant’s termination date, whichever occurs first.

8.4The Plan Administrator shall have sole absolute discretion over claims and appeals issues and determinations regardless of the timing of such determination or exercise of such discretion.

SECTION 9.PLAN MODIFICATION OR TERMINATION.  The Plan may be amended or terminated by the Board at any time; provided, however, that during the Effective Period, the Plan may not be terminated and may not be amended if such amendment would in any manner be adverse to the interests of any Eligible Employee without the consent of the affected Eligible Employee, except that, notwithstanding the foregoing, the Plan Administrator may amend the Plan at any time and in any manner necessary to comply with applicable law, including, but not limited to Section 409A.  For the avoidance of doubt, (i) any action taken by the Company Group or the Plan Administrator during the Effective Period to cause an Eligible Employee to no longer be designated as such or to decrease the payments or benefits for which an Eligible Employee is eligible, and (ii) any amendment to this Section 9 during the Effective Period shall be treated as an amendment to the Plan which is adverse to the interests of any Eligible Employee.

SECTION 10.GENERAL PROVISIONS.

10.1Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee.  When a payment is due under the Plan to a severed employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

10.2Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Company Group, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

10.3If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

10.4This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Eligible Employee, present and future.  The Plan will be binding upon any successor to the Company, its assets, its businesses or its interest (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require any successor to the Company to expressly and unconditionally assume the Plan in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. If a severed employee shall die, all accrued but unpaid amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to the executor, personal representative or administrators of the severed employee’s estate.

10.5The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

10.6The amounts to be paid to Eligible Employees under the Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Eligible Employees shall not have any preference or security interest in any assets of any member of the Company Group other than as a general unsecured creditor.

10.7All notices or other communications under the Plan shall be given in writing and shall be deemed duly given and received on the third full business day following the day of the mailing thereof by registered or certified mail or when delivered personally or sent by facsimile transmission as follows:

(a)if to the Eligible Employee, at the address of the Eligible Employee in the Company Group’s personnel records;

(b)if to the Company Group, at:

Allegiance Bancshares, Inc.

8847 W. Sam Houston Pkwy. North, Suite 200

Houston, Texas, 77040

Attention:  Chairperson of the Compensation Committee

10.8This Plan shall be construed and enforced according to the laws of the State of Texas to the extent not preempted by federal law or other applicable local law, which shall otherwise control.

10.9The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

10.10In the event that an Eligible Employee breaches Section 6 hereof, the Company shall be entitled, in addition to any other rights and remedies, to cease making any payments to the Eligible Employee under the Plan, and the Eligible Employee shall be obligated to repay any amounts already paid to pursuant to the Plan.  Due to the fact that damages to the Company Group will be difficult to ascertain and remedies at law to the Company Group will be inadequate and for other reasons, the Company Group will be irreparably damaged in the event that the obligations of Eligible Employees under Section 6 hereof are not specifically enforced.  Accordingly, in the event of a breach or threatened breach of the terms of Section 6 hereof, the Company Group shall, in addition to all other rights and remedies, be entitled (without any bond or other security being required) to a temporary and/or permanent injunction, without showing any actual damage or that monetary damages would not provide an adequate remedy, and/or a decree for specific performance, in accordance with the provisions hereof.

10.11Any amounts payable under the Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company Group providing for clawback or recovery of amounts that were paid to an Eligible Employee. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

10.12To the extent required or limited by applicable law, regulation, regulatory policy or other regulatory requirement, the aggregate amount and/or value of the compensation paid under this Plan shall not exceed the limit prescribed by such applicable law, regulation, regulatory policy or other regulatory requirement.  If, at the time any payment would otherwise be made to an Eligible Employee under this Plan, such payment is prohibited or limited by any applicable statute or regulation, including, without limitation, the Federal Deposit Insurance Act and 12 C.F.R. Part 359 (Golden Parachute and Indemnification Payments), or by order of any such bank regulatory agency, the amount of such payment shall be reduced to the largest amount, if any, that may be paid at such time consistently with such statute, regulation, or order.

Notwithstanding anything herein to the contrary, if at the time any payment or benefit shall become due under this Plan such payments or benefits qualify as “golden parachute” payments as defined by the Federal Insurance Deposit Act and/or 12 C.F.R Part 359 or any successor rule or regulation, then the Company shall, in good faith, seek the approval of the applicable federal banking agency, and such payments or benefits shall be due and payable only upon receipt by the Company of written approval by the applicable federal banking agency.

10.13Any party's failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan.

SECTION 11.EFFECTIVENESS OF PLAN.

11.1The Plan shall be effective as of the Effective Date.